EXHIBIT 5.1 and 23.2

ROPES & GRAY LLP
ONE INTERNATIONAL PLACE
BOSTON, MASSACHUSETTS 02110

October 31, 2003

Microvision, Inc.
19910 North Creek Parkway
Bothell, Washington 98011-3008

Ladies and Gentlemen::

        We have acted as special counsel to Microvision, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-3 (the "Abbreviated Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 97,869 shares of the Company's common stock (the "Securities"), no par value. The Securities are to be offered for sale to the public together with the securities registered pursuant to a Registration Statement on Form S-3 (File No. 333-102244) of the Company that was declared effective on February 12, 2003 (the "Initial Registration Statement").

        We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based upon the foregoing, we are of the opinion that, when the price at which the Securities to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Securities have been duly issued and delivered against payment therefor in accordance with the terms of the prospectus included in the Initial Registration Statement, which prospectus is incorporated by reference in the Abbreviated Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Abbreviated Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement.

Very truly yours,
/s/ Ropes & Gray LLP Ropes & Gray LLP